EXHIBIT 10.19

Wayne Bank

Executive Annual Incentive Plan

Approved 2-26-19 By Board of Directors

Wayne Bank

EXECUTIVE ANNUAL INCENTIVE PLAN

I. Introduction

A vital component of Wayne Bank’s success is the ability of the executive management team to meet and exceed performance objectives consistent with the financial and strategic objectives of the bank and the best interests of the shareholders. The compensation plans at Wayne Bank are a critical component to ensuring the Bank’s ability to attract, hire, motivate and retain executive team members who will maximize successful performance.

Wayne Bank intends to provide executives with a balanced mix of fixed and variable pay. The intention of all incentive plans is to motivate, reward and reinforce performance and achievement of team and/or individual goals in support of the Bank’s strategic objective for growth and profitability. They provide the opportunity for reward for meeting and exceeding established financial goals as well as recognition of individual achievements.

While risk is an inherent aspect of business, our compensation plans are designed to reward employees for certain levels of performance without encouraging undue risk-taking which could materially threaten the safety and soundness of the organization or business unit.

The following Executive Annual Incentive Plan has been developed as a meaningful compensation tool to encourage the growth and proper management of the Bank. The major purposes of the plan are:

•	To motivate and reward executives for positive Bank performance on an annual basis without encouraging undue risk-taking

•	To provide a form of variable compensation to executives, which is directly linked to their individual and collective performance

•	To emphasize the growth and profitability of the Bank in conjunction with the strategic direction of the Bank

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Wayne Bank

EXECUTIVE ANNUAL INCENTIVE PLAN

The focus of this plan is to have the executive team achieve annual performance objectives which are coordinated with the long term objectives of the Bank. This plan exists in conjunction with a long-term incentive plan which focuses on awards for performance consistent with the strategic plan and direction. The focus of this annual plan is to motivate and reward participants to meet and exceed annual budgets and financial plans.

II. Plan Year

The plan year for this program will be the calendar year. The effective date of the plan is January 1, 2019. The performance measures for this plan will be determined, calculated and approved annually.

Ill. Participation

Participation in the plan will be determined at the beginning of each plan year by the President & CEO, and approved by the Board Compensation Committee and the Board of Directors. The President & CEO’s participation will be determined annually by the Board Compensation Committee and the Board of Directors. To participate, an executive must be a regular employee of the bank with ongoing position responsibilities, which are executive in nature and have a meaningful impact on the Bank’s results. Generally, participants will include executive officers.

Exhibit A will list participants each year and may include multiple levels of participation. These levels will generally be based upon position responsibility.

An executive may become a new participant during the plan year if newly hired or promoted into an executive level. Any awards are pro-rated for the portion of the year in which participation occurs. The President & CEO makes final determination (with Board approval) of new participation during the plan year for any non-CEO position.

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Wayne Bank

EXECUTIVE ANNUAL INCENTIVE PLAN

A participant’s eligibility ceases at termination of employment (other than death, retirement, or disability) and the executive will not receive any awards under the plan for the year of termination. Termination as a result of death, retirement, or disability will provide pro-rated awards in the plan through the last working date for the year in which termination occurred.

IV. Performance Factors

The annual portion of the plan is based upon company financial performance factors which may change from year to year. In general, these factors may be measures such as return on assets, return on equity, net income, earnings per share or similar indicators. The factors and weighing of the factors are determined at the beginning of each plan year. Each factor has quantifiable objectives consisting of threshold, target and maximum goals. Additionally, a portion of each participant’s award may be based on unit, team, functional area, and/or individual performance objectives which are determined by management at the beginning of each year. Generally, the President & CEO position may have most or all of his or her performance based on Bank performance and other executives may have a portion of their award based on functional area/individual performance.

The Bank’s performance factors for each year’s annual portion of the plan are found in Exhibit B. Individual objectives are established and recorded between the executive and the executive’s manager (usually the President & CEO).

While every effort has been made to ensure that this and all Bank incentive plans do not motivate or reward undue risk taking, any results deemed to have been the result of inappropriate risk will be excluded from incentive payments. The Board of Directors has the discretion to lever incentive payments down by as much as 100% if it is determined that excessive risk has been taken. The Board of Directors may also decrease payments if any significant regulatory issue has been identified by any regulatory agency. This can be done on an individual or overall basis, as appropriate.

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Wayne Bank

EXECUTIVE ANNUAL INCENTIVE PLAN

V. Award Calculation and Distribution

Awards under the plan are calculated according to determination of the established performance factors at year end. Company performance between the threshold and target, and target and maximum is interpolated for award calculations. Unit, team, and/or functional area performance, if applicable, is determined by management. Individual performance is determined by each participant’s manager according to the achievement of objectives and approved by successive levels of management. Individual employee performance which is not meeting the position’s requirements (an annual performance evaluation which is less than satisfactory) will result in no award granted to that individual for that year even though Company performance is above threshold.

Performance above the defined maximum levels, while not necessarily undesirable or unrealistic, has the potential of requiring increased risk, therefore incentive opportunity will not increase for performance above maximum.

Company performance below threshold will result in no award for that particular performance metric under the plan.

All awards are paid through the payroll system less normal payroll tax withholding. Payment will be within 75 days after year end. The Bank shall deduct from all payments under this Plan any federal, state or local taxes required by law to be withheld from such payments. Income from this Plan is subject to the provisions of the 401(k) deferral plan if the Participant has elected to participate in the 401(k) plan. As such, this income is subject to deferral, taxing and matching provisions. Beyond this, there is no deferral feature nor is there any vesting feature of awards under this plan. Any participant terminating employment (except death, retirement, or disability) prior to actual payment of award will forfeit that award. The award schedule for each year is found with the performance factors in Exhibit B.

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Wayne Bank

EXECUTIVE ANNUAL INCENTIVE PLAN

VI. Clawback

Awards will be recalculated if the relevant company performance measures upon which they are based are materially restated or otherwise adjusted within the 36-month period following the public release of the financial information. Any material overpayments or adjustments required by law will be owed back to the company.

VII. Administration

At least annually, the highest ranking risk officer will review this plan and provide a detailed report including a detailed assessment regarding any risk issues inherent in the plan. This risk report and the plan document in full will be reviewed by the Compensation Committee of the Board of Directors to ensure that the plan design is consistent with the compensation philosophy of the Bank and that the plan does not motivate undue risk taking. The annual review will also include the market competitiveness of the plan, the plan’s alignment with the bank’s strategic plan, an assessment of how the plan meets the objectives in the Introduction of this document, plus the plan’s impact on the overall safety and soundness of the bank. The Compensation Committee will then provide a report and recommendations to the full Board of Directors who are responsible to approve the plan. The Board of Directors of the bank may amend the plan at any time.

Once established, performance factors are intended to remain in place for the year.

Participation, performance factors, thresholds, targets, maximums and any other participation features are established each plan year and may change from year to year according to the strategic objectives of the company.

The plan does not constitute a contract of employment, and participation in the plan does not give any employee the right to be retained in the service of the bank or any right or claim to an award under the plan unless specifically accrued under the terms of this plan. Designation as a plan participant conveys the opportunity, but not the right, to any awards conferred under the Plan.

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Wayne Bank

EXECUTIVE ANNUAL INCENTIVE PLAN

Any right of a participant or his or her beneficiary to the payment of an award under this plan may not be assigned, transferred, pledged or encumbered.

Any adjustments to the financial performance results utilized in this plan because of extraordinary gains or losses or other items must be approved by the Board of Directors.

VIII. Governing Law

Except as preempted under federal law, the provisions of the Plan shall be construed, administered and enforced in accordance with the domestic internal law of the Commonwealth of Pennsylvania.

IX. Plan Approval

This plan has been approved by the Board of Directors of Wayne Bank on February 26, 2019.

By

Board of Directors
Wayne Bank

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Wayne Bank

EXECUTIVE ANNUAL INCENTIVE PLAN

Exhibit	A	—	Participation
Plan Year 2019

(Participating employees and their participant categories should be listed at the beginning of each year and adjusted for changes in participation throughout the year.)

Category A —  President & CEO — Lewis J. Critelli

Category B —  Chief Financial Officer — William S. Lance

 Chief Operations Officer — Robert J. Mancuso

 Chief Credit Officer — John F. Carmody

 Chief Lending Officer — James F. Burke

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Wayne Bank

EXECUTIVE ANNUAL INCENTIVE PLAN

Exhibit B — Bank Performance Factors and Award Schedule

Plan Year 2019 — Performance measures at target below are based on the approved 2019 annual budget.

Category A

COMPANY GOALS

Performance Measures

Net Income (50%)

Threshold	Target	Maximum
$11,612,000	$14,515,000	$17,418,000

Earnings Per Share (50%)

Threshold	Target	Maximum
$1.86	$2.32	$2.68

AWARDS

(% of Base Pay)

Threshold	Target	Maximum
10%	30%	45%

Individual Performance Lever

+/- 20% of the award based on individual performance as determined by BOD

POTENTIAL AWARD RANGE

(% of Base Pay)

Threshold	Target	Maximum
8-12%	24-36%	36-54%

Parameters

1. Company Measures will be 50% Net Income and 50% Earnings Per Share.

2. Either Financial Measure must meet threshold to initiate an award in the plan.

3. Will interpolate awards between threshold, target, and maximum.

4. Performance above maximum will be paid at maximum award level.

5. Board of Directors has the discretion to lever incentive payments down by as much as 100% if it is determined that excessive risk has been taken or if significant regulatory issues exist. This can be done on an individual or overall basis, as appropriate.

6. Pay is defined as total actual base pay for the applicable plan year.

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Wayne Bank

EXECUTIVE ANNUAL INCENTIVE PLAN

Exhibit B - Bank Performance Factors and Award Schedule

Plan Year 2019 - Performance measures at target below are based on the approved 2019 annual budget.

Category B

COMPANY GOALS

Performance Measures

Net Income (50%)

Threshold	Target	Maximum
$11,612,000	$14,515,000	$17,418,000

Earnings Per Share (50%)

Threshold	Target	Maximum
$1.86	$2.32	$2.68

AWARDS

(% of Base Pay)

Threshold	Target	Maximum
10%	25%	35%

Individual Performance Lever

+1- 20% of the award based on individual performance as determined by Pres.& CEO

POTENTIAL AWARD RANGE

(% of Base Pay)

Threshold	Target	Maximum
8-12%	20-30%	28-42%

Parameters

1.	Company Measures will be 50% Net Income and 50% Earnings Per Share.

2.	Either Financial Measure must meet threshold to initiate an award in the plan.

3.	Will interpolate awards between threshold, target, and maximum.

4.	Performance above maximum will be paid at maximum award level.

5.

Board of Directors has the discretion to lever incentive payments down by as much as 100% if it is determined that excessive risk has been taken or if significant regulatory issues exist. This can be done on an individual or overall basis, as appropriate.

6.	Pay is defined as total actual base pay for the applicable plan year.

7.	Individual goals will be established at the beginning of each year.

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